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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

QCR HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 21, 2007
Dear Fellow Stockholder:
On behalf of the board of directors and management of QCR Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders of QCR Holdings, Inc. to be held at 10:00 a.m. on May 2, 2007, at The MARK of the Quad Cities located at 1201 River Drive, Moline, Illinois. The accompanying notice of annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting. We have also enclosed copies of our 2006 Annual Report to Stockholders for your review. At the meeting, we will report on our operations and the outlook for the year ahead.
The annual meeting will be held for the purposes of electing four persons to serve as Class II directors and transacting such other business as may properly come before the meeting. We recommend that you vote your shares for the director nominees.
We encourage you to attend the meeting in person. Regardless of whether you plan to attend the meeting, please COMPLETE, DATE, SIGN and RETURN THE ENCLOSED PROXY CARD in the enclosed envelope or vote by telephone or internet by following the preprinted instructions on the enclosed proxy card. This will assure that your shares are represented at the meeting.
We look forward to seeing you and visiting with you at the meeting.
Very truly yours,

James J. Brownson	Douglas M. Hultquist
Chairman of the Board	President
3551-7th Street, Suite 204 ■ Moline, IL 61265
Phone (309) 736-3580 ■ Fax (309) 736-3149

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 2007
PROXY STATEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH MANAGEMENT AND DIRECTORS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT ON FORM 10-K

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2007
To the stockholders of QCR HOLDINGS, INC.:
The annual meeting of stockholders of QCR Holdings, Inc., a Delaware corporation, will be held at The MARK of the Quad Cities, 1201 River Drive, Moline, Illinois on Wednesday, May 2, 2007, at 10:00 a.m., local time, for the following purposes:
1.	to elect four Class II directors for a term of three years and

2.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.
The board of directors has fixed the close of business on March 14, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there is an insufficient number of votes for a quorum or to approve any of the proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies.
By order of the Board of Directors

Todd A. Gipple
Executive Vice President,
Chief Financial Officer and Secretary
Moline, Illinois
March 21, 2007
3551-7th Street, Suite 204 ■ Moline, IL 61265
Phone (309) 736-3580 ■ Fax (309) 736-3149

PROXY STATEMENT
     QCR Holdings, Inc., a Delaware corporation, is the holding company for Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company, Rockford Bank and Trust Company and First Wisconsin Bank and Trust Company. Quad City Bank & Trust is an Iowa banking association located in Bettendorf, Iowa, with banking locations in Bettendorf and Davenport, Iowa and in Moline, Illinois. In August 2005, Quad City Bank & Trust acquired 80% of the equity interests of M2 Lease Funds, LLC, a Wisconsin limited liability company based in Milwaukee that is engaged in the business of leasing machinery and equipment to businesses under direct financing lease contracts. Cedar Rapids Bank & Trust is also an Iowa banking association located in Cedar Rapids, Iowa. Rockford Bank & Trust is an Illinois state bank located in Rockford, Illinois. In February 2007, First Wisconsin Bank & Trust opened as our fourth bank charter. It is a Wisconsin chartered commercial bank located in Pewaukee, Wisconsin. Quad City Bancard, Inc. is a wholly owned subsidiary of QCR Holdings, which functions as a credit card center that provides cardholder and merchant credit card processing services. QCR Holdings also owns all of the common stock of five business trust subsidiaries that we created to issue trust preferred securities. When we refer to our subsidiaries in this proxy statement, we are collectively referring to Quad City Bank & Trust, Cedar Rapids Bank & Trust, Rockford Bank & Trust, First Wisconsin Bank & Trust, Quad City Bancard and the business trusts.
     This proxy statement is furnished in connection with the solicitation by the board of directors of QCR Holdings of proxies to be voted at the annual meeting of stockholders to be held at The MARK of the Quad Cities, 1201 River Drive, Moline, Illinois, on May 2, 2007, at 10:00 a.m., local time, and at any adjournments or postponements of the meeting. We have enclosed our 2006 annual report, which includes consolidated financial statements of QCR Holdings and our subsidiaries. This proxy statement and related materials are first being mailed to stockholders of QCR Holdings on or about March 21, 2007.
     The following is information regarding the meeting and the voting process, and is presented in a question and answer format.
Why am I receiving this proxy statement and proxy card?
     You are receiving a proxy statement and proxy card from us because on March 14, 2007, the record date for the annual meeting, you owned shares of QCR Holdings common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning those matters to assist you in making an informed decision.
     When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.
     If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.
What matters will be voted on at the meeting?
     You are being asked to vote on the election of four Class II directors for a term expiring in 2010. This matter is more fully described in this proxy statement.

If I am the record holder of my shares, how do I vote?
     You may vote by mail, by telephone, by internet or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.
     If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees named in this proxy statement.
     Although you may vote by mail, we ask that you vote instead by internet or telephone, which saves us postage and processing costs. You may vote by telephone by calling the toll-free number specified on your proxy card or by accessing the internet website specified on your proxy card and by following the preprinted instructions on the proxy card. Votes submitted by telephone or internet must be received by midnight CDT on Monday, April 30, 2007. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the meeting.
     If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or in what is usually referred to as “street name”), you will need to arrange to obtain a legal proxy from that person or entity in order to vote in person at the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.
If I hold shares in the name of a broker or fiduciary, who votes my shares?
     If you received this proxy statement from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares. It will then be your broker or fiduciary’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card in the envelope provided by your broker.
     Under the rules of various national and regional securities exchanges, brokers and other fiduciaries may generally vote on routine matters, such as the election of directors but cannot vote on non-routine matters, such as the adoption or amendment of a stock incentive plan or an amendment to our Certificate of Incorporation, unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at a meeting and your broker or fiduciary does not receive instructions from you on how to vote on that matter, your broker or fiduciary will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters. We encourage you to provide directions to your broker or fiduciary as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker or fiduciary gives you concerning its procedures. This ensures that your shares will be voted at the meeting.
     A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by telephone or internet. If your shares are held in an account at such a bank or brokerage firm, you may vote your shares by telephone or internet by following the instructions on their enclosed voting form. Votes made by telephone or internet through such a program must be received by 11:59 p.m. EDT on Tuesday, May 1, 2007. Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy either on the internet or the enclosed proxy card. Requesting a legal proxy prior to the deadline stated above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.
     The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies. These costs, if any, will be borne by the stockholder.
What does it mean if I receive more than one proxy card?
     It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy forms to ensure that all your shares are voted. If you received more than one proxy card but only one copy of the proxy statement and annual and transitional reports, you may request additional copies from us at any time.
What if I change my mind after I return my proxy?
     If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
•	signing another proxy with a later date and returning that proxy to us;

•	timely submitting another proxy via the telephone or internet;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.
     If you hold your shares in the name of your broker or through a fiduciary and desire to revoke your proxy, you will need to contact that person or entity to revoke your proxy.
How many votes do we need to hold the annual meeting?
     A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.
     Shares are counted as present at the meeting if the stockholder either:
•	is present in person at the meeting; or

•	has properly submitted a signed proxy card or other proxy.
     On March 14, 2007, the record date, there were 4,565,158 shares of common stock outstanding. Therefore, at least 2,282,580 shares need to be present in person or by proxy at the annual meeting in order to hold the meeting and conduct business.
What happens if a nominee is unable to stand for re-election?
     The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than the number of nominees presented for election at the meeting. The board has no reason to believe any nominee will be unable to stand for re-election.
What options do I have in voting on each of the proposals?
     You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on any other proposal that may properly be brought before the meeting.

How many votes may I cast?
     Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.
How many votes are needed for each proposal?
     Our directors are elected by a plurality and the four individuals receiving the highest number of votes cast “for” their election will be elected as Class II directors of QCR Holdings. Broker non-votes and abstentions will not be counted in tabulating the vote on the election of directors, but will count for purposes of determining whether or not a quorum is present on the matter.
     The approval of all other proposals must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes and abstentions will not be counted in tabulating the vote on such proposals, but will count for purposes of determining whether or not a quorum is present on the matter.
Where do I find the voting results of the meeting?
     If available, we will announce voting results at the meeting. The voting results will also be disclosed in our Form 10-Q for the quarter ending June 30, 2007.
Who bears the cost of soliciting proxies?
     We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of QCR Holdings or of our subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.
ELECTION OF DIRECTORS
     Our directors are divided into three classes having staggered terms of three years. Stockholders will be entitled to elect four Class II directors for a term expiring in 2010. The board has nominated Larry J. Helling, Douglas M. Hultquist, Mark C. Kilmer and Charles M. Peters to serve as Class II directors.
     We have no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Set forth below is information concerning the nominees for election and for each of the other persons whose terms of office will continue after the meeting, including age, year first elected a director and business experience during the previous five years. The nominees, if elected at the annual meeting of stockholders, will serve as Class II directors for three-year terms expiring in 2010.

     Directors are elected by a plurality and the four individuals receiving the highest number of votes cast for their election will be elected as Class II directors. Our board of directors unanimously recommends that stockholders vote FOR all of the nominees for directors.
NOMINESS

Name	Director
(Age)	Since	Positions with QCR Holdings and subsidiaries

CLASS II
(Term Expires 2010)
Larry J. Helling (Age 51)	2001	Director of QCR Holdings; President, Chief Executive Officer and Director of Cedar Rapids Bank & Trust; Director of Quad City Bank & Trust; Director of M2 Lease Funds

Douglas M. Hultquist (Age 51)	1993	President, Chief Executive Officer and Director of QCR Holdings; Director of Quad City Bank & Trust; Director of Cedar Rapids Bank & Trust; Director of Rockford Bank & Trust; Director of First Wisconsin Bank & Trust; Director of Quad City Bancard; Director of M2 Lease Funds

Mark C. Kilmer (Age 48)	2004	Director of QCR Holdings; Chairman of the Board and Director of Quad City Bank & Trust

Charles M. Peters (Age 53)	—	Nominee for Director of QCR Holdings; Chairman of the Board and Director of Cedar Rapids Bank & Trust
CONTINUING DIRECTORS

Name	Director
(Age)	Since	Positions with QCR Holdings and subsidiaries

CLASS III
(Term Expires 2008)
Patrick S. Baird (Age 53)	2002	Director of QCR Holdings; Director of Cedar Rapids Bank & Trust

John K. Lawson (Age 67)	2000	Director of QCR Holdings; Director of Quad City Bank & Trust

Ronald G. Peterson (Age 63)	1993	Director of QCR Holdings; Director of Quad City Bank & Trust

CLASS I
(Term Expires 2009)
Michael A. Bauer (Age 58)	1993	Director of QCR Holdings; President, Chief Executive Officer (until May 2007) and Director of Quad City Bank & Trust; Director of Cedar Rapids Bank & Trust; Director of Rockford Bank & Trust; Chairman of the Board and Director of Quad City Bancard

James J. Brownson (Age 61)	1997	Chairman of the Board and Director of QCR Holdings; Director of Quad City Bank & Trust

John A. Rife (Age 64)	2006	Director of QCR Holdings; Director of Cedar Rapids Bank & Trust

     All of our continuing directors and nominees will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. All of our executive officers hold office for a term of one year. There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions. Mr. Rife is also a director of United Fire & Casualty Company, a company registered under the Securities Exchange Act.
     The business experience of each of the nominees and continuing directors for the past five years is as follows:
     Patrick S. Baird is President and Chief Executive Officer of AEGON USA, Inc., the U.S. subsidiary of the AEGON Insurance Group, a leading multinational insurance organization. Mr. Baird joined the AEGON USA companies in 1976. He was appointed to his current position in March 2002, having previously served as Executive Vice President and Chief Operating Officer, Chief Financial Officer and Director of Tax. Mr. Baird is a member of the Financial Services Roundtable and currently serves on the boards of the Institute for Legal Reform, the American Council of Life Insurance, Kirkwood Community College Foundation, Priority One, an economic development division of the Cedar Rapids Area Chamber of Commerce and Waypoint (formerly YWCA). Mr. Baird has been a director of Cedar Rapids Bank & Trust since its formation in 2001.
     Michael A. Bauer, prior to co-founding QCR Holdings, was employed from 1971 to 1992 by Davenport Bank and Trust Company located in Davenport, Iowa with assets of approximately $1.8 billion, as of December 31, 1992. In January 1992 he was named President and Chief Operating Officer, while from 1989 to 1992 he served as Senior Vice President in charge of all lending. Mr. Bauer currently serves as a director of St. Ambrose University, Kahl Home for the Aged, Davenport ONE, Friendly House Foundation and the Finance Council of the Diocese of Davenport. Along with Mr. Hultquist, Mr. Bauer received the 1998 Ernst & Young “Entrepreneur of the Year” award for the Iowa and Nebraska region and was inducted into the Quad Cities Area Junior Achievement Business Hall of Fame in 2003.
     James J. Brownson is President of W.E. Brownson Co., a manufacturers’ representative agency located in Davenport, Iowa involved in the sale of custom engineered products to OEM manufacturers in the Midwest, and has been in that position since 1978. Mr. Brownson is a graduate of St. Ambrose University, Davenport, Iowa and the Graduate School of Banking, University of Wisconsin, Madison, Wisconsin. He began his career in 1967 as a member of the audit staff at Arthur Young & Co., in Chicago, Illinois. From 1969 until 1978, Mr. Brownson was employed by Davenport Bank and Trust Company, where he left as Senior Vice President and Cashier. He is a past member of the National Sales Representative Council of Crane Plastics, Columbus, Ohio, and Dayton Rogers Manufacturing Co., Minneapolis, Minnesota. Mr. Brownson has served on the board of directors of the United Way of the Quad Cities, Junior Achievement of the Quad Cities, St. Ambrose University Alumni Association and United Cerebral Palsy of the Quad Cities. Mr. Brownson has been a director of Quad City Bank & Trust since its formation in October 1993.
     Larry J. Helling was previously the Executive Vice President and Regional Commercial Banking Manager of Firstar Bank in Cedar Rapids with a focus on the Cedar Rapids metropolitan area and the Eastern Iowa region. Prior to his six years with Firstar, Mr. Helling spent twelve years with Omaha National Bank. Mr. Helling is a graduate of the Cedar Rapids’ Leadership for Five Seasons program and currently serves on the board of directors and is chair of the Finance Committee of the United Way of East Central Iowa, a member of the board of trustees of Big Brothers/Big Sisters and the board of trustees of Junior Achievement. He is past President and on the Board of the Rotary Club of Cedar Rapids, Chairman of the Board of the Entrepreneurial Development Center, on the Board of the Cedar Rapids

Museum of Art, the Downtown Cedar Rapids SSMID and the Cedar Rapids Area Chamber of Commerce. In addition, he is actively involved in numerous school and church related activities, in addition to various committees within the community.
     Douglas M. Hultquist is a certified public accountant and previously served as a tax partner with two major accounting firms. He began his career with KPMG Peat Marwick in 1977 and was named a partner in 1987. In 1991, the Quad Cities office of KPMG Peat Marwick merged with McGladrey & Pullen. Mr. Hultquist served as a tax partner in the Illinois Quad Cities office of McGladrey & Pullen from 1991 until co-founding QCR Holdings in 1993. During his public accounting career, Mr. Hultquist specialized in bank taxation, taxable of closely held businesses, and mergers and acquisitions. Mr. Hultquist served on the board of directors of the PGA TOUR John Deere Classic and was its Chairman for the July 2001 tournament. Mr. Hultquist serves on the board of Illinois Casualty Company, the board of Illinois Bankers Association, and is Chairman of the Augustana College Board of Trustees, as well as serving on its Planned Giving Council. He also serves on the board of the TPC at Deere Run and as Finance Chairman of the William Butterworth Memorial Trust. Mr. Hultquist is a member of the Unified Growth Strategy-Policy Committee of the Illinois Quad City Chamber of Commerce. He is also a member of the American Institute of CPAs and the Iowa Society of CPAs. Along with Mr. Bauer, Mr. Hultquist received the 1998 Ernst & Young “Entrepreneur of the Year” award for the Iowa and Nebraska region and was inducted into the Quad Cities Area Junior Achievement Business Hall of Fame in 2003.
     Mark C. Kilmer is President of The Republic Companies, a 91-year old family-owned group of businesses headquartered in Davenport, Iowa involved in the wholesale equipment and supplies distribution of electrical, refrigeration, heating, air-conditioning and sign support systems. Prior to joining Republic in 1984, Mr. Kilmer worked in the Management Information Systems Department of Standard Oil of California (Chevron) in San Francisco. Mr. Kilmer currently is a board member of The Genesis Health System and serves on the board of directors of IMARK Group, Inc., a national member-owned purchasing cooperative of electric supplies and equipment distributors. He is the two-term past Chairman of the PGA TOUR John Deere Classic and the past Chairman of the Scott County YMCA’s board of directors. Mr. Kilmer is the immediate past Chairman of the Board of Genesis Medical Center, and has served on the board of directors of The Genesis Heart Institute, St. Luke’s Hospital, Rejuvenate Davenport, The Vera French Foundation and Trinity Lutheran Church. He was a four-time Project Business consultant for Junior Achievement. Mr. Kilmer has been a director of Quad City Bank & Trust since February 1996. Prior to joining the board of Quad City Bank and Trust, Mr. Kilmer served on the board of Citizen’s Federal Savings Bank in Davenport, Iowa.
     John K. Lawson began his career with Deere & Company in 1958 as an engineering co-op trainee and retired in 2002. He received his mechanical engineering degree in 1962, and by the mid 1960’s, he was assigned to the Deere & Company European Office in Heidelberg, Germany. His responsibilities included working with the manufacturing engineering operations in eight European and African countries. He returned to the United States in 1968, and held positions in several manufacturing operations, including General Manager in Dubuque and Davenport. In 1985, Mr. Lawson was named Vice President, Manufacturing, Agricultural Equipment Division. In 1992, he became President, Lawn and Grounds Care Division. In his final position with Deere & Company as Senior Vice President, Technology and Engineering for Deere & Company, Mr. Lawson was responsible for the company’s engineering, business computer systems, quality, supply management and communications areas. He is a member of the board of governors of the Iowa State University Foundation, and the board of directors of Junior Achievement of the Heartland Foundation, Moline Foundation Finance Committee and the Trinity Healthcare Foundation. Mr. Lawson also serves as a board member for Muscatine Foods, Inc., located in Muscatine, Iowa. Mr. Lawson has been director of Quad City Bank & Trust since July 1997.

     Charles M. Peters is the President and Chief Executive Officer of The Gazette Company, a media company located in Cedar Rapids, Iowa consisting of three operating companies: Gazette Communications, Cedar Rapids Television Company and Decisionmark. Gazette Communications publishes The Gazette newspaper, local shoppers, has numerous online sites and provides direct marketing and commercial printing services. Cedar Rapids Television Company broadcasts KCRG — TV9, an ABC affiliate. Decisionmark is a provider of services to the broadcasting industry. Mr. Peters is a lawyer by training, but he spent a decade in the appliance business, five years as President of Amana Refrigeration and until 1998 as Vice President — Administration of Maytag. He was the Chief Executive Officer of Breakthrough, an Iowa City start-up software and consulting company engaged in developing effective early literacy programs for school systems. Mr. Peters is a current director of Swift Newspapers, Inc. Mr. Peters is also a trustee of Coe College and is active in many civic and charitable organizations. Mr. Peters has been a director of Cedar Rapids Bank & Trust since its formation in October 2001, and was named its Chairman in 2006.
     Ronald G. Peterson is President and Chief Executive Officer of the First State Bank of Western Illinois, located in La Harpe, Illinois, and has served in that position since 1982. Mr. Peterson is also President of that bank’s holding company, Lamoine Bancorp, Inc. He currently serves as President of the LaHarpe Educational Foundation, Treasurer of the Western Illinois University Foundation, a Co-Chairman of the McDonough District Hospital Development Council and is a member of the Strategic Planning Committee for the Illinois Bankers Association and a member of the Macomb Rotary Club. In 2005, Mr. Peterson was named Banker of the Year by the Illinois Bankers Association. Mr. Peterson has been a director of Quad City Bank & Trust since its formation in October 1993.
     John A. Rife is President and Chief Executive Officer of United Fire Group. He provides leadership for the company’s 650 employees, establishing corporate goals, maintaining policies and procedures, and directing the overall performance of the company. He joined United Fire in 1976 as a marketing representative for the life insurance subsidiary, United Life Insurance Company. Over the next eight years, he was named assistant vice president and marketing manager and vice president of marketing for United Life. He was named president of United Life in 1984, president of United Fire & Casualty Company in 1997, and president of American Indemnity Companies in 1999. He was appointed Chief Executive Officer of the company in 2000. Mr. Rife holds a B.A. degree from the University of Iowa and the Chartered Life Underwriter professional insurance designation from American College. He serves on the boards of directors of United Fire & Casualty Company and its subsidiaries. He also serves on the boards of trustees of United Way of East Central Iowa, Mercy Medical Center and Priority One, an economic development division of the Cedar Rapids Area Chamber of Commerce. Mr. Rife has been a director of Cedar Rapids Bank & Trust since its formation in 2001.
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
     General. Currently, there are nine members of the board of directors of QCR Holdings and, immediately prior to the annual meeting of stockholders, the number will be increased to ten to accommodate the election of four Class II directors this year. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of QCR Holdings, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are held no less frequently than quarterly. Additionally, the Executive Committee, which is comprised of directors who are deemed to be “independent” pursuant to the listing requirements of the Nasdaq Stock Market, LLC, also meets at least quarterly and has the authority to carry out many of the oversight functions of the full board. Our directors also discuss business and other matters with Mr. Hultquist, our Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).

     Incumbent directors Baird, Brownson, Kilmer, Lawson, Peterson and Rife are deemed to be “independent” as that term is defined by Nasdaq. Additionally, Mr. Peters, who has been nominated by the board to serve as a Class II director, will also satisfy the independence standards of Nasdaq. Directors Bauer, Helling and Hultquist are not considered to be “independent” because they also serve as executive officers of either QCR Holdings or one of our subsidiaries. The board of directors has established an Audit Committee, an Executive Committee, a Compensation and Benefits Committee and a Technology Committee. The current charters of the Audit and the Executive Committee are available on our website at www.qcrh.com, as well as on our banking subsidiaries’ websites at www.qcbt.com, www.crbt.com, www.rkfdbank.com and www.firstwisconsinbank.com. Also posted on the websites is general information regarding QCR Holdings and our common stock, many of our corporate polices, and links to our filings with the Securities and Exchange Commission.
     A total of six regularly scheduled and special meetings were held by the board of directors of QCR Holdings in 2006. In 2006, all directors attended at least 75 percent of the meetings of the board and the committees on which they served during the period they served on the board. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage our directors to attend. Last year, all of the directors were present at the annual meeting.
     Audit Committee. The Audit Committee consists of directors Baird, Brownson, Kilmer and Lawson. Each of the members is considered “independent” according to the Nasdaq listing requirements and the regulations of the Securities and Exchange Commission. The board of directors has determined that Mr. Baird qualifies as an “Audit Committee Financial Expert” under the regulations of the Securities and Exchange Commission. The board based this decision on Mr. Baird’s educational and professional experience.
     The functions performed by the Audit Committee include, but are not limited to, the following:
•	selecting our independent auditors and pre-approving all engagements and fee arrangements;

•	reviewing the independence of the independent auditors;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

•	reviewing our earnings releases and reports filed with the Securities and Exchange Commission; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.
     To promote independence of the audit function, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. The Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. Our current charter is available on our website at www.qcrh.com, as well as on our banking subsidiaries’ websites at www.qcbt.com, www.crbt.com, www.rkfdbank.com and www.firstwisconsinbank.com. The Audit Committee met four times in 2006.
     Executive Committee. From January 1, 2006 to May 3, 2006, the Committee was comprised of directors Baird, Brownson, Kilmer, Lawson, Peterson and Royer. Mr. Royer retired from the board of directors on May 3, 2006 and Mr. Rife replaced him as a Committee member. If elected, nominee Peters will be assigned to this committee. Each of these directors is considered to be: “independent” according to the Nasdaq listing requirements, “outside” as discussed under Section 162(m) of the Internal Revenue Code of 1986, and a “non-employee” pursuant to Section 16 of the Securities Exchange Act of 1934. Mr. Brownson serves as Chairman of the Executive Committee. The committee is charged with overseeing our corporate governance programs, board policies, committee structure and membership, reviewing and recommending the nominees for election to the board of directors, and reviewing and establishing the salaries and compensation of our executive officers. In carrying out the nominating function, the committee is charged with identifying and nominating individuals to be presented to our stockholders for election or re-election to the board of directors. The committee is further charged with the responsibility of working with management to maintain a company-wide succession plan to ensure the success of leadership succession at QCR Holdings and our subsidiaries. The committee also reviews and monitors our policies, procedures and structure as they relate to corporate governance. The committee’s responsibilities and functions are further described in its charter, which is available on our website at www.qcrh.com, as well as our banking subsidiaries’ websites at www.qcbt.com, www.crbt.com, www.rkfdbank.com and www.firstwisconsinbank.com. The Executive Committee met seven times during 2006.
     Director Nominations and Qualifications. In carrying out its nominating function, the Executive Committee evaluates all potential nominees for election, including incumbent directors, board nominees and those stockholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of business conduct and ethics. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members, to determine if they meet QCR Holdings’ age eligibility requirements (a person who has reached age 72 before the date of the annual meeting is not eligible for election to the board) and to determine whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying candidates, but it has the authority to retain a third party firm or professional for the purpose of identifying candidates.
     The committee determined that the number of directors should be expanded in 2007, due to the continued significant growth of QCR Holdings and the resultant need for additional board and board committee resources. As a result, the committee, in its role of recommending nominees for board membership, considered several candidates to serve as a Class II director. The committee considered candidates from the existing boards of directors of QCR Holdings’ subsidiaries, as well as individuals from outside the Company. Utilizing the qualification criteria described above, and considering the experience, credentials and skills of the list of potential candidates, the committee determined that Mr. Charles M. Peters, a current director of Cedar Rapids Bank & Trust and the Chairman of the Board, should be nominated as a Class II director, along with Messers. Helling, Hultquist and Kilmer, all incumbent directors. The Board did not receive any stockholder nominations for director for the 2007 annual meeting.
     Independent Director Sessions. Consistent with the Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Messrs. Bauer, Helling or Hultquist in attendance. In 2003, the board of directors created the position of a lead independent director and appointed Mr. Brownson to serve in this position. The lead independent director assists the board in assuring effective corporate governance and serves as chairperson of the independent director sessions.

     Compensation and Benefits Committee. The Compensation and Benefits Committee consists of directors Bauer, Hultquist, Helling, and Lawson, as well as Todd A. Gipple, Executive Vice President & Chief Financial Officer of QCR Holdings, John D. Whitcher, director of Rockford Bank & Trust, James A. Tinker, director of Cedar Rapids Bank & Trust and Joyce E. Bawden, John H. Harris, and Cathie S. Whiteside, directors of Quad City Bank & Trust. The Compensation and Benefits Committee has authority to perform policy reviews and to oversee and direct the compensation and personnel functions of the employees, with the exception of our executive officers, which is done by the Executive Committee. The Compensation and Benefits Committee met three times during 2006.
     Technology Committee. The Technology Committee consists of directors Bauer, Helling and Hultquist, as well as Todd A. Gipple, Executive Vice President & Chief Financial Officer of QCR Holdings, nominee Peters, Monica B. Glenny, director of Rockford Bank & Trust, Ann M. Lipsky, director of Cedar Rapids Bank & Trust and John H. Harris and Cathie S. Whiteside, directors of Quad City Bank & Trust. The Technology Committee reviews the technology plans of QCR Holdings and our subsidiaries for the future. The Technology Committee met four times during 2006.
     Code of Business Conduct and Ethics. We have a code of business conduct and ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code is posted on our website at www.qcrh.com, as well as on our banking subsidiaries’ websites at www.qcbt.com, www.crbt.com, www.rkfdbank.com and www.firstwisconsinbank.com. We have satisfied and intend to continue to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our websites.
Stockholder Communication with the Board, Nomination and Proposal Procedures.
     General Communications with the Board. Stockholders may contact QCR Holdings’ board of directors by contacting Todd A. Gipple, Corporate Secretary, at QCR Holdings, Inc., 3551-7th Street, Suite 204, Moline, Illinois 61265 or (309) 743-7745. All comments will be forwarded directly to the Chairman of the Board and lead independent director, James J. Brownson.
     Nominations of Directors. In order for a stockholder nominee to be considered by the Executive Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.
     In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if less than 40 days’ notice of the meeting is given, notice by the stockholder, to be timely, must be delivered no later than 10 days from the date on which notice of the meeting was mailed. The stockholder’s notice of intention to nominate a director must include (i) the name and address of record of the nominating stockholder; (ii) a representation that the stockholder is a record holder entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) any other information regarding each proposed nominee as would be required to comply with the rules and regulations set forth by the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.
     Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2008 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than November 23, 2007, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.
     For proposals to be otherwise brought by a stockholder at an annual meeting, the stockholder must file a written notice of the proposal to our Corporate Secretary not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if less than 40 days’ notice of the meeting is given, notice by the stockholder, to be timely, must be delivered no later than 10 days from the date on which notice of the meeting was mailed. The notice must set forth: (i) a brief description of the proposal and the reasons for conducting such business at the meeting; (ii) the name and address of the proposing stockholder; (iii) the number of shares of the corporation’s common stock beneficially owned by the stockholder on the date of the notice; and (iv) any financial or other interest of the stockholder in the proposal. Stockholder proposals brought under this paragraph will not be included in our proxy statement.
COMPENSATION DISCUSSION & ANALYSIS
     This Compensation Discussion and Analysis (“CD&A”) describes QCR Holdings’ compensation philosophy and policies for 2006 as applicable to QCR Holdings’ executives, including the Named Executive Officers (“NEOs”) whose detailed compensation is set forth in the Executive Compensation section of this proxy statement. The CD&A explains the structure and rationale associated with each material element of the NEOs total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A. In this CD&A section, the term the “Committee” refers to the Executive Committee of QCR Holdings’ Board of Directors.
Compensation Philosophy and Objectives.
     All of the compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance, as well as having significant risk to not reward substandard performance. Different programs are geared to short and long-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. We believe the performance of every employee is important to the success of QCR Holdings; therefore, we are mindful of the effect of executive compensation and incentive programs on all of the employees.

     We believe that the compensation of the executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of loans, deposits and total assets, and growth of earnings and earnings per share and ultimately, in attaining an increased market price for our stock. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by the executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.
     QCR Holdings seeks to achieve these objectives through the following elements: salary, annual cash incentive (bonus), long-term equity incentives, primarily through stock option awards, and other perquisites.
Role of the Executive Committee in the Executive Compensation Process
     Overview. One of the main responsibilities of the Executive Committee is to review and establish the salaries and compensation of the executive officers whose compensation is disclosed in the Summary Compensation Table on page 25 of this proxy statement. In this regard, the Committee uses outside consultants and experts. The Committee also works with management to develop and maintain a company-wide succession plan. In 2006, a specific succession plan surrounding the retirement of Mr. Bauer was implemented (as discussed on page 29 of this proxy statement).
     Use of Consultants. The Committee uses compensation consultants from Clark Consulting to provide input on the competitive marketplace for executive compensation. The Committee has utilized Clark Consulting for annual executive compensation reviews since 2003. Clark Consulting specifically focuses on the banking industry, and has provided us with assistance surrounding various elements of the total executive compensation package. These reviews have focused on salaries, annual incentives, long-term incentives and executive benefits. Clark Consulting is an independent third party provider and reports directly to the Chairman of the Executive Committee, Mr. James J. Brownson.
     The primary data source used in setting competitive market levels for the executive officers is the information publicly disclosed by a “2006 Peer Group” of the 20 companies listed below, which will be reviewed annually and may change from year-to-year. These companies, which have been carefully considered by the Committee for inclusion in the 2006 Peer Group, include bank holding companies of similar size, location, and business strategy (i.e., those with a commercial lending focus).
2006 PEER GROUP

Company Name (Ticker)	Company Name (Ticker)
Ames National Corporation (ATLO)	Main Street Trust, Inc. (MSTI)
Baylake Corp. (BYLK)	MainSource Financial Group, Inc. (MSFG)
CoBiz Inc. (COBZ)	Mercantile Bancorp, Inc. (MBR)
Enterprise Financial Services Corp (EFSC)	Mercantile Bank Corporation (MBWM)
First Busey Corporation (BUSE)	Merchants and Manufacturers (MMBI)
Heartland Financial USA, Inc. (HTLF)	Oak Hill Financial, Inc. (OAKF)
Hills Bancorporation (HBIA)	Old Second Bancorp, Inc. (OSBC)
Horizon Bancorp (HBNC)	Pinnacle Financial Partners, Inc. (PNFP)
Lakeland Financial Corporation (LKFN)	Southwest Bancorp, Inc. (OKSB)
Macatawa Bank Corporation (MCBC)	West Bancorporation, Inc. (WTBA)

     Role of Executives in Executive Committee Meetings. The Executive Committee has requested in the past that Mr. Bauer and Mr. Hultquist be present at portions of selected Committee meetings to discuss executive compensation and evaluate QCR Holdings and individual performance. Mr. Bauer and Mr. Hultquist may provide their insights and suggestions, but the final decisions regarding pay are made by the Committee members alone. The Committee discusses Mr. Hultquist and Mr. Bauer’s compensation with them, but final deliberations and all decisions regarding compensation are made without the officers present. The Committee also determines the compensation for other NEOs, based on Mr. Hultquist’s recommendations and input from Clark Consulting.
     Executive Committee Activity. In 2006, the Executive Committee met seven times. During those meetings and at the January 2007 meeting they took the actions listed below. The specific recommendations and compensation changes are discussed later in the CD&A.
•	Benchmarked the current total compensation packages for the NEOs to determine market competitiveness.

•	Reviewed peer performance data versus QCR Holdings and discussed performance goals for 2007 and beyond.

•	Approved annual salary adjustments for 2007 and annual cash incentive (bonus) amounts for 2006.

•	Approved performance goals for the annual cash incentive (bonus) and annual equity programs for 2007.

•	Reviewed and approved the executive retirement package for Mr. Bauer.

•	Put in place a succession plan for Mr. Hultquist to become the single Chief Executive Officer for QCR Holdings.

•	Benchmarked director compensation to the peer group at the 50th percentile.
Compensation Framework
     The compensation framework for the NEOs is discussed in this section and is broken down into the following three aspects of our executive compensation policies and programs:
     Pay components — a discussion of each element of total compensation, including the rationale for each and how each component relates to the total compensation structure.
     Pay level — the factors used to determine the compensation opportunity, or potential payment amount at different performance levels, for each pay component.
     Relationship to performance — how the Committee determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.
     Pay Components — Overview
     The executive compensation program for the NEOs includes the following components:
•	Salary — this is the fixed amount of annual cash pay that reflects each executive’s position, and is made based on the qualifications, experience and performance of the individual executive.

•	Annual Cash Incentive (Bonus) — this is an annual cash payout that varies by executive and is based on performance. Rewarding the executives who are directly responsible for the performance of QCR Holdings is the goal of the annual cash incentive (bonus) program. The Committee believes a meaningful portion of each executive’s total compensation opportunity should be tied to QCR Holdings results and, in most cases, individual performance. The Committee determines and communicates the performance metrics, goals, and award opportunities (expressed as a percentage of salary) to the executives at the beginning of each year. Payouts occur following the determination of actual performance subsequent to the end of the year.

•	Long-Term Incentives (Equity) — this has historically consisted of equity-based awards in the form of stock options. We currently utilize the 2004 Stock Incentive Plan for long-term incentive awards.
     It is also our intention to assist the executives with meeting their retirement income, health care, survivor income, disability income, time-off and other needs through competitive, cost-effective, company-sponsored programs. The Committee will provide the executive officers with competitive compensation programs to prepare for retirement and assist in wealth accumulation. These programs will vary by executive and will often be influenced by individual tenure, performance and position. The goal of the Committee is to provide executives with a total compensation package that is competitive with the market, and encourages executives to remain with the organization and help continue to drive QCR Holdings to high levels of performance. These programs currently consist of the following:
•	401(k) / Profit Sharing Plan — this is a qualified, tax-exempt profit sharing plan in which all employees are eligible to participate.

•	Executive Retirement Benefits — this consists of Non-qualified Supplemental Executive Retirement Programs (“SERP”) and Deferred Compensation Plans (“DCP”). These plans are intended to provide additional retirement income for the NEOs of QCR Holdings.

•	Long-Term Deferred Incentive Compensation Program and Deferred Income Plans — this consists of programs entered into with certain key senior officers, the 1997 Deferred Income Plan and the 2005 Deferred Income Plan. These plans are intended to provide additional retirement income for the NEOs of QCR Holdings.

•	Other Compensation — this includes perquisites as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage. The executives receive perquisites in the form of country club dues and automobile allowances, which are similar to other bank holding companies within the industry.
     Decisions regarding total compensation program design, as well as individual pay decisions and adjustments will be made in the context of our Executive Compensation Philosophy. The following is a more detailed discussion of the pay components of the executive compensation program.
     Salary. Cash salaries are intended to be competitive with the market, and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to QCR Holdings. The salaries should offer each executive security and should allow QCR Holdings to maintain a stable management team and environment. The Committee reviews the salaries of the executives on an annual basis. In January 2004, QCR Holdings entered into new employment contracts with each of the NEOs, and the salaries provided in those agreements may be increased to reflect performance of the individual and QCR Holdings. On March 21, 2006 and again on December 14, 2006, QCR Holdings entered into an amended and restated employment agreement with Mr. Bauer as a part of our succession plan, as described on page 29 of this proxy statement. The Committee uses its own judgment and expertise when determining the positioning of the executive salary compared to the competitive marketplace. Examples of the determining factors include the executive’s level of responsibility, prior experience, length of time with QCR Holdings, breadth of knowledge and internal performance. There is no specific weighting of the above-mentioned items.
     In years prior to 2006, the Committee has benchmarked executive salaries at both the 50th and the 65th percentile of the competitive market. Given recent performance, the Committee has targeted executive salaries at the 50th percentile of the competitive market. Historically, targeted salaries have been at a lower competitive position than target total compensation including targeted incentives, as the Committee prefers to have a significant portion of each executive’s total compensation to be considered “at risk” and linked directly to performance.
     On January 25, 2007, based on recommendations from the Committee, QCR Holdings’ board approved the salaries for all NEOs for 2007, effective January 1, 2007. The board approved the following executive officer salaries:

Executive	2006 Salary	2007 Salary
Douglas M. Hultquist	$220,500	$205,500	(1)
Michael A. Bauer	$220,500	$220,500
Todd A. Gipple	$178,500	$182,500	(2)
Larry J. Helling	$200,000	$200,000

(1)	Mr. Hultquist voluntarily reduced his salary by $15,000, based on QCR Holdings’ financial performance in 2006.
(2)	Mr. Gipple’s base salary was increased by $4,000 to recognize the additional responsibility of President and Chief Executive Officer of Quad City Bancard effective January 1, 2007.
     In setting these base salaries, the Committee considered the compensation philosophy and guiding principles described in this section; the experience and industry knowledge of the NEO and the quality and effectiveness of their leadership, the mix of performance pay to total compensation and the base salary paid to the officers in comparable positions in the peer groups, using the 50th percentile as our point of reference.
     Annual Cash Incentive (Bonus). The Committee uses annual cash incentives (bonuses) to reward the executives for achieving short-term corporate and individual performance objectives. Specifically, each executive has measurable goals that are determined by the Committee and focus on earnings per share, return on equity, asset growth, and other financial performance. The Committee believes the executive officers should have a significant portion of their total compensation package at risk and available through an annual cash incentive program.
     In 2006, the Committee defined specific threshold, target, and maximum award opportunities as a percentage of salary for each executive. The specific percentages are based on the individual executive’s position and competitive market data for similar positions. The annual incentive opportunities when combined with salaries are designed to position total cash compensation at approximately the 50th percentile for target-level performance, and the 65th percentile for maximum-level performance. The 2006 awards were contingent primarily on performance relative to goals for EPS, return on equity, and asset growth, which are objectives that are aligned with those of QCR Holdings’ stockholders. The performance criteria were weighted to reflect QCR Holdings’ 2006 strategic objectives. In addition, certain executives also had individual performance goals that were consistent with QCR Holdings’ 2006 strategic objectives and more closely aligned with their specific role with QCR Holdings, as well as a subjective component scored by the Committee.
     After taking into account the weighting of all criteria and the resulting performance of QCR Holdings and the executive officers, the Committee determined that the actual annual cash incentive (bonus) for 2006 were calculated as shown in the table below. The table indicates the award opportunities for 2006 at target, as well as each executive’s actual award, both presented as a percentage of salary.

	Target
Executive	Award	Actual Award
Douglas M. Hultquist	65.0%	25.0%
Michael A. Bauer	65.0%	29.2%
Todd A. Gipple	45.0%	27.8%
Larry J. Helling	40.0%	33.6%
     Cash Compensation. The combination of salary plus the annual cash incentive (bonus) makes up cash compensation. Given recent performance the Committee has targeted cash compensation between the 50th and 65th percentile with the higher level attainable when it is warranted by performance.
     Long-Term Incentives (“LTI”). The Committee believes executive officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value. The Committee also believes it is appropriate to provide executive officers with the opportunity to receive annual stock-based awards that are contingent upon individual performance and QCR Holdings’ results. Long-term incentives, typically in the form of equity grants, are used to encourage ownership, increase proprietary interest in the success of QCR Holdings’, and encourage retention of the executive officers. The Committee believes the long-term incentive awards promote tax efficiency and replace some of the benefit opportunities the executives lose due to regulatory limitations. The Committee has granted stock options in the past through the 1993 Stock Option Plan, the 1997 Stock Incentive Plan, and the 2004 Stock Incentive Plan. Stock options have been used to reinforce QCR Holdings’ long-term goals and retain its valued executives. To support that objective, the Committee has implemented an annual equity granting methodology and has provided annual grants to the NEOs in both 2006 and 2005. The Committee has implemented a performance-based equity granting methodology for future equity grants. The performance-based award opportunities will be determined as a percentage of the executive salary in a similar fashion to an annual incentive plan. The Committee is also exploring alternative equity vehicles to stock options and the 2004 Stock Incentive Plan provides us with the ability to grant restricted stock and stock appreciation rights in addition to stock options.
     For Messrs. Hultquist, Gipple and Helling, the long-term incentive awards are contingent on achieving the same financial performance goals that are used to measure executive officer performance for purposes of current year cash incentive awards. If QCR Holdings does not meet the threshold level of performance the executives will not receive the annual equity awards. The 2007 long-term incentive award opportunities, and the related financial performance measures were communicated to the executives in January 2007. For Mr. Bauer, the long-term incentive awards are contingent on the success of the overall transition and execution of the succession plan. In 2006, the stock option grants were granted on a discretionary basis.
     Summary of LTI Opportunities for 2007 performance-based awards. As shown in the table below, the Committee has targeted equity compensation incentives between 15% and 20% of salary with maximum performance historically allowing for compensation incentives between 30% and 40% of salary. This table shows the award opportunities for the 2007 performance-based equity grants at threshold, target, and maximum levels. The table shows the awards as a percentage of salary for each executive, based upon grant date fair value as used for determining expense in the financial statements.
     The Committee will grant equity awards based on 2007 executive officer performance, which will have a three-year vesting schedule after grant.

	2007 Performance-Based Equity Incentive Plan
	(Grant Value Stock Option Awards as a Percent of Salary)
Executive	Threshold	Target	Maximum
Douglas M. Hultquist	16.25%	32.50%	65.00%
Michael A. Bauer	10.00%	20.00%	40.00%
Todd A. Gipple	8.75%	17.50%	35.00%
Larry J. Helling	7.50%	15.00%	30.00%
     Total Direct Compensation. The sum of cash compensation plus the annual equity long-term incentive awards creates total direct compensation. The Committee has targeted total direct compensation between the 50th and 65th percentile with the higher level attainable when it is warranted by performance.
     Timing of Equity Grants. In previous years QCR Holdings did not have a formal written policy guiding the timing of equity grants and would make such awards at our regularly scheduled meeting in January of each year. Additionally, all past grants have been priced appropriately at fair market value on the date of grant and in accordance with the terms of the appropriate Stock Option or Incentive Plan.
     QCR Holdings recently adopted a formal policy regarding the equity grant process and related controls. The guidelines are to help ensure that all equity grants are properly and legally made, are reported and disclosed correctly and accurately, are properly accounted for, and receive proper tax treatment.
Stock Option and Equity Incentive Plans
     1993 Stock Option Plan. In 1993, QCR Holdings adopted a stock option plan for the benefit of directors, officers, and employees of QCR Holdings and its subsidiaries. The plan was approved by stockholders and provided for the issuance of incentive stock options, nonqualified stock options and tax benefit rights. All of the options under the plan have been granted, and on June 30, 2003, the plan expired.

     1997 Stock Incentive Plan. In 1997, we adopted the QCR Holdings, Inc. Stock Incentive Plan for the benefit of our directors, officers and employees. The plan was approved by stockholders and provided for the issuance of incentive stock options, nonqualified stock options, restricted stock, tax benefit rights and stock appreciation rights. All of the awards available for issuance under the plan have been issued, although options remain outstanding.
     2004 Stock Incentive Plan. In 2004, we adopted the QCR Holdings, Inc. Stock Incentive Plan for the benefit of our directors, officers and employees. The plan was approved by stockholders and authorized 225,000 shares for issuance under the plan. This plan provides for the issuance of incentive stock options, nonqualified stock options, restricted stock, tax benefit rights and stock appreciation rights. As of December 31, 2006, there are 124,996 remaining options available for grant under this plan.
     2002 Stock Purchase Plan. QCR Holdings adopted and stockholders approved the QCR Holdings, Inc. Employee Stock Purchase Plan in 2002. The plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The plan allows employees of QCR Holdings and our subsidiaries to purchase shares of common stock available under the plan. The purchase price is currently 90% of the lesser of the fair market value at the date of the grant or the investment date. The investment date is the date common stock is purchased after the end of each calendar quarter during an offering period. During 2006, the maximum dollar amount any one participant can elect to contribute in an offering period is $5,000 and the maximum percentage that any one participant can elect to contribute is 5% of his or her compensation. During 2006, Messrs. Hultquist, Bauer, Gipple and Helling further limited their contribution to $50 per pay period, or $1,300 for the year. Beginning January 1, 2007, the maximum percentage that any one participant can elect to contribute is 8% of his or her compensation. During 2007, Messrs. Hultquist, Bauer, Gipple and Helling will limit their contribution to $100 per pay period, or $2,600 for the year. During 2006, 14,552 shares were purchased under the plan.
     401(k) Retirement Savings Plan. QCR Holdings sponsors a qualified, tax-exempt profit sharing plan qualifying under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan. Pursuant to the plan, QCR Holdings matches 100% of the first 3% of employee contributions and 50% of the next 3% of employee contributions, up to a maximum of 4.5% of an employee’s compensation. Additionally, at its discretion, QCR Holdings may make additional contributions to the plan, which are allocated to the accounts of participants based on relative compensation. The total contributions under the 401(k) plan for the benefit of our NEOs are reflected in the Summary Compensation Table on page 25 of this proxy statement.
     Non-qualified Supplemental Executive Retirement Program (“SERP”). QCR Holdings provides SERP benefits to its key executives, which will provide supplemental retirement income to the NEOs. The SERP arrangements are an important, common component of competitive compensation packages in comparable banks; forty percent (40%) of QCR Holdings’ peer group currently utilize SERP arrangements. Furthermore, the SERP arrangements include retention and non-competition provisions that protect QCR Holdings and help support the objective of maintaining a stable, committed, and qualified team of key executives.
     QCR Holdings currently has SERP arrangements in place for Messrs. Hultquist, Bauer, Gipple, and Helling. The SERP arrangements were approved by QCR Holdings in April 2004, and have an effective date of May 2004. Under the agreements, the executives will receive a supplemental retirement benefit in an annual pre-tax amount equal to 2.5% for each year of full-time service until the executive reaches age 65 (not to exceed 40 years), multiplied by the executive’s average annual base salary plus cash bonus for the three most recently completed plan years, subject to a maximum of 70%.

     The supplemental retirement benefit will be reduced by any contributions plus earnings thereon made by QCR Holdings to the credit of the executive pursuant to the QCR Holdings, Inc. 401(k)/Profit Sharing Plan or other deferred compensation plans. The supplemental retirement benefit payable under the plans will generally be made in monthly installments for a period of 180 months. If an executive retires after reaching age 55 (but before reaching age 65) and has at least 10 years of service, QCR Holdings will pay a supplemental early retirement benefit made in monthly installments for a period of 180 months to the executive. The SERP arrangements also provide for the payment of a survivor’s benefit payable to a participating executive’s beneficiary upon the executive’s death.
     Pursuant to the existing SERP arrangements, assuming the participating executives retire on or after reaching age 65 and based on the participants’ salary and cash bonus paid for 2006, we will owe the following projected annual amounts: Mr. Hultquist — $214,036; Mr. Gipple — $270,433; Mr. Helling — $98,849. These amounts are for illustrative purposes only and do not reflect the reduction in payments as described above and do not reflect any annual increases in the executives’ salaries. Mr. Bauer’s SERP arrangement was amended on March 21, 2006 with respect to his upcoming retirement, to provide a fixed benefit of $117,000 per year commencing upon attainment of age 60.
     Deferred Compensation Plan Agreements (“DCPs”). QCR Holdings has entered into DCPs with the executive officers to allow them to defer a portion of their salary or annual bonus. These plans are voluntary, non-tax qualified, deferred compensation plans that enable the executives to save for retirement by deferring a portion of their current cash compensation. QCR Holdings matches these deferrals up to certain maximums and interest is earned at the prime rate subject to certain floor and cap rates, as follows:

	Deferred Compensation Plan Agreements
	2006 Match	2007 Match	Interest Rate
Executive	Maximum	Maximum	Floor and Cap
Douglas M. Hultquist	$15,000	$15,000	8.00% - 10.00%
Michael A. Bauer	$20,000	$20,000	8.00% - 10.00%
Todd A. Gipple	$10,000	$10,000	6.00% - 12.00%
Larry J. Helling	$12,000	$12,000	8.00% - 12.00%
     Our analyses of competitive positioning of total compensation took into account the value of both the SERP arrangements and the DCP agreements of the NEOs. Market data on the benefits and prevalence of SERP arrangements and DCP agreements in peer banks was utilized when implementing these plans. The SERP arrangements and DCP agreements are consistent with the compensation philosophy of QCR Holdings.
     Long-Term Deferred Incentive Compensation Program. QCR Holdings has entered into a Long-Term Deferred Incentive Compensation Program with certain key senior management members at Cedar Rapids Bank & Trust, Rockford Bank & Trust and First Wisconsin Bank & Trust. Mr. Helling is a participant in this program. The program is administered by the Committee and results in deferred incentive compensation contributions being made into the plan, for the benefit of the participants, if certain growth and earnings objectives are met. Mr. Helling is a participant in the plan for the years 2006 through 2011, and can earn a range of between $16,000 and $120,000 annually based on the performance of Cedar Rapids Bank & Trust. Mr. Helling did not earn any deferred incentive compensation in 2006 as the minimum Return on Equity measure under the plan of 12.00% was not reached.

     Deferred Income Plans. QCR Holdings adopted and stockholders approved the 1997 Deferred Income Plan and 2005 Deferred Income Plan to enable directors and selected key officers of QCR Holdings and its related companies, to elect to defer all or a portion of the fees and cash compensation payable to them for their service as directors or employees. The NEOs participated in the 1997 Deferred Income Plan in 2004 and prior years by deferring 100% of the director fees that they had earned from their service as directors. None of the NEOs have participated in the 1997 or 2005 Deferred Income plans since December 31, 2004 when QCR Holdings terminated board fees for inside directors.
     Other Compensation. The NEOs participate in QCR Holdings’ broad-based employee benefit plans, such as medical, dental, and life insurance programs. The NEOs also receive an automobile allowance, fuel, maintenance and insurance expense of such automobile and payments for country club memberships. In addition, QCR Holdings pays for tax planning and preparation services for each of the NEOs. The value of the perquisites provided by or paid for by QCR Holdings are reflected in the Summary Compensation Table on page 25 of this proxy statement.
     Summary of Pay Components. The previously mentioned pay components are used to balance and achieve various objectives. The Committee desires to balance short-term and long-term objectives, so annual incentives are combined with long-term incentives. To attract executives, maintain a stable team of effective leaders, and provide non-competition and other protections for QCR Holdings, the compensation programs include components such as employment agreements and SERP arrangements. The compensation framework balances the executives’ need for current cash, security, and funds to cover taxes on long-term incentives (through vehicles such as salary and annual incentives) with the need for alignment of executives’ long-term interests with those of stockholders (through vehicles such as equity grants). The components provide a degree of security at the threshold level of compensation, while motivating executives to focus on the strategic goals that will produce both outstanding company financial performance and long-term incentives that align the interest of management with the long-term stockholders.
Pay Level
     Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within QCR Holdings, the individual’s experience and expertise, the pay levels for peers within QCR Holdings, pay levels in the marketplace for similar positions and performance of the individual and QCR Holdings as a whole. The Committee is responsible for approving pay levels for the executive officers. In determining these pay levels, the Committee considers all forms of compensation and benefits.
     As noted earlier, compensation structure for QCR Holdings executives is designed to position an executive’s total compensation near the 50th percentile of comparable companies, assuming QCR Holdings’ performance is at target levels. In 2006, the Committee worked with Clark Consulting to review total compensation levels for the NEOs. Total compensation consists of salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation), and total compensation (direct compensation and all other forms of compensation, such as SERP accruals).
     Chief Executive Officer (“CEO”) Comparisons. The Committee reviewed compensation comparisons for the CEO and a combination of the top two executives of the peer group when determining the CEO compensation. This review of the combined top two positions was requested specifically by the Committee, given the unique leadership structure at QCR Holdings. QCR Holdings’ executive leadership and compensation structure was designed in the past to meet our dual leadership structure. Mr. Hultquist has been in the position of the President and CEO of QCR Holdings and

Chairman of Quad City Bank & Trust, and Mr. Bauer has been in the position of President and CEO of Quad City Bank & Trust and Chairman of QCR Holdings. In the past, the Committee has targeted identical levels of compensation for these two individuals. The two founding executives have operated as a dual CEO Team for both QCR Holdings and Quad City Bank & Trust since the inception of the entities. The Committee has targeted a total compensation package that is competitive when compared to the combined total compensation levels of the top two positions in a peer group of comparable companies. However, the leadership structure of QCR Holdings will be changing in 2007 and beyond given the upcoming retirement of Mr. Bauer (as discussed on page 29 of this proxy statement). Beyond 2006, Mr. Bauer’s compensation will be determined based on his duties with Quad City Bank & Trust and his incentive performance will be based on specific goals and objectives on behalf of Quad City Bank & Trust. Mr. Hultquist’s compensation in years beyond 2006 will be based on his role as the sole CEO of QCR Holdings. Based on the recent performance of QCR Holdings, Mr. Hultquist’s compensation will be compared to the 50th percentile of the competitive peer group and transitioned to that level during the period preceding Mr. Bauer’s retirement in May 2009. The Committee believes strongly in a “pay for performance” compensation philosophy and the exact percentile positioning versus the peer group will be dependent on the performance of QCR Holdings.
     Other Officer Comparisons: The Committee also reviewed compensation comparisons for the other NEOs. The entire peer group was utilized for these comparisons, but the individual NEOs were only benchmarked to peer group NEOs with similar position titles and responsibilities.
     After consideration of the data collected on external competitive levels of compensation and based on each executive officers role within the executive group, the Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.
     As noted above, notwithstanding QCR Holdings’ overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as individual experience, scope of duties, and individual Company knowledge. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of performance-goals under the annual incentive and long-term incentive plans. In some instances, the amount and structure of compensation results from arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.
     Review of Prior Amounts Granted and Realized. The Committee desires to motivate and reward executives relative to driving superior future performance, so prior stock compensation gains are not currently considered as a factor in determining future compensation levels.
Adjustment or Recovery of Awards
     QCR Holdings has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback”, of incentive awards in the event of misstated or restated financial results. However, Section 304 of Sarbanes-Oxley does provide some ability to recover incentive awards in certain circumstances. If QCR Holdings is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse QCR Holdings for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of QCR Holdings during those 12 months.

Stock Ownership Guidelines
     QCR Holdings does not have any stock ownership requirements for it’s executive officers or directors. Both the executive officers as a group and the directors as a group have made and continue to maintain significant investment in QCR Holdings.
Employment Agreements and Post-Termination Payments
     On January 1, 2004, QCR Holdings entered into separate Employment Agreements with each of the NEOs. On March 21, 2006 and again on December 14, 2006, QCR Holdings entered into an amended and restated employment agreement with Mr. Bauer as a part of our succession plan, as described on page 29 of this proxy statement.
     These agreements provide for severance compensation to be paid if the executive’s employment is terminated under certain conditions, such as termination by the executive, following a change in control, or termination by us other than due to death or disability, for “cause” or upon a material breach of the agreement. The appropriate terms are defined in the employment agreements.
     The employment agreements between us and the NEOs and the related severance provisions are designed to meet the following objectives:
     Change in Control. As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. We provide severance compensation if an executive’s employment is terminated following a change in control transaction to promote the ability of our senior executives to act in the best interests of our stockholders even though their employment could be terminated as a result of the transaction.
     Termination without Cause. If we terminate the employment of an executive officer without cause as defined in the applicable agreement, we are obligated to continue to pay him certain amounts.
     We believe these payments are appropriate because the terminated executive is bound by confidentiality, nonsolicitation and non-compete provisions and because the executive and we have a mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.
Tax and Accounting Considerations
     QCR Holdings takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised in 2004), QCR Holdings must expense the grant-date fair value of share-based grants such as stock options, restricted stock, and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., SARs settled in cash) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid to the chief executive officer and four other most highly compensated executive officers in any fiscal year. The compensation QCR Holdings paid in 2006 to the NEOs is intended to be deductible under Section 162(m). However, deductibility is not the sole factor used in determining the appropriate levels or methods of compensation. The Committee retains the flexibility to pay non-deductible compensation if it believes doing so is in the best interests of QCR Holdings.
EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Committee believes our compensation philosophy and policies regarding executive compensation has been established which will allow us to attract and retain exceptional executive officers and to motivate and reward those executives based on high levels of performance, which will contribute to long-term shareholder value.
     In performing its oversight role, the Committee has reviewed and discussed the CD&A with management. Based on such review and discussion, the Committee recommended to the board of directors that the 2006 CD&A be included in its Annual Report on Form 10-K and this Proxy Statement.
     Respectfully submitted by the members of the Executive Committee of the Board of Directors:
James J. Brownson (Chair)
Patrick S. Baird
Mark C. Kilmer
John K. Lawson
Ronald G. Peterson
John A. Rife

EXECUTIVE COMPENSATION
     The following table sets forth the following information: (i) the dollar value of base salary and bonus earned during the year ended December 31, 2006; (ii) the aggregate grant date fair value of stock and option awards granted at any time and expensed during the year, computed in accordance with FAS 123(R); (iii) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings during the year; (v) all other compensation for the year; and, finally, (vi) the dollar value of total compensation for the year.
Summary Compensation Table

							Change in
							pension
							value and
							nonqualified
						Non-equity	deferred
Name and				Stock	Option	incentive plan	compensation	All other
principal		Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
position	Year	($)	($)	($)	($)(1)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Douglas M. Hultquist, President & CEO	2006	$220,500	—	—	$13,563	$55,125	$164,639	$46,591	(2)	$500,418

Michael A. Bauer, President & CEO of Quad City Bank	2006	$220,500	—	—	$16,953	$64,313	$291,665	$143,934	(3)	$737,365

Todd A. Gipple, EVP & CFO	2006	$178,500	—	—	$18,562	$49,534	$48,728	$36,657	(4)	$331,981

Larry J. Helling, President & CEO of Cedar Rapids Bank	2006	$200,000	—	—	$6,455	$67,111	$48,582	$61,847	(5)	$383,995

(1)	The value shown is what is included in our financial statements per FAS 123(R) and covers all amounts expensed in 2006 for all options granted to that executive, whether or not the options were granted in 2006. See our Annual Report for the year ended December 31, 2006 for a complete description of the FAS 123(R) valuation. The actual number of awards granted in 2006 is shown in the “Grants of Plan Based Awards” table included in this filing.

(2)	Mr. Hultquist had contributions made to the 401(k) Plan for his benefit in the amount of $10,624; reimbursement for tax preparation services in the amount of $2,030; car allowance of $8,000; country club dues of $9,539 and received term life insurance, which had a premium cost of $1,398. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $15,000. This does not include the incremental benefit recognized by QCR Holdings during 2006 with respect to the 31,125 cash settled stock appreciation rights he had outstanding at December 31, 2006.

(3)	Mr. Bauer had contributions made to the 401(k) Plan for his benefit in the amount of $10,624; reimbursement for tax preparation services in the amount of $2,030; car allowance of $8,000; country club dues of $4,242 and received term life insurance, which had a premium cost of $3,138. He also received a payment in the amount of $55,900 in connection with the exercise of 6,000 stock appreciation rights. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $60,000. This does not include the incremental benefit recognized by QCR Holdings during 2006 with respect to the 24,375 cash settled stock appreciation rights he had outstanding at December 31, 2006.

(4)	Mr. Gipple had contributions made to the 401(k) Plan for his benefit in the amount of $10,418; reimbursement for tax preparation services in the amount of $1,705; car allowance of $8,000; country club dues of $6,024 and received term life insurance, which had a premium cost of $510. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $10,000. This does not include the incremental benefit recognized by QCR Holdings during 2006 with respect to the 3,750 cash settled stock appreciation rights he had outstanding at December 31, 2006.

(5)	Mr. Helling had contributions made to the 401(k) Plan for his benefit in the amount of $10,624; reimbursement for tax preparation services in the amount of $880; car allowance of $6,000; country club dues of $10,995 and received term life insurance, which had a premium cost of $1,098. He also received a payment in the amount of $20,250 in connection with the exercise of 1,800 stock appreciation rights. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $12,000. This does not include the incremental benefit recognized by QCR Holdings during 2006 with respect to the 1,800 cash settled stock appreciation rights he had outstanding at December 31, 2006.
     The following table sets forth certain information with respect to potential payment levels under the annual cash incentive (bonus) program and the options granted during 2006 to the individuals named in the Summary Compensation Table.
Grants of Plan Based Awards

					All other	All other
					stock	option
					awards;	awards;	Exercise
		Estimated future payouts under			Number	Number of	or base	Grant date
		non-equity incentive plan			of shares	securities	price of	fair value
		awards(1)			of stock	underlying	option	of option
	Grant	Threshold	Target	Maximum	or units	options(2)	awards	awards
Name	date	($)	($)	($)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Douglas M. Hultquist
Stock options	1/27/06	—	—	—	—	3,900	$19.05	$25,428
Annual cash incentive (bonus)	—	$0	$143,325	$214,988	—	—	—	—

Michael A. Bauer
Stock options	1/27/06	—	—	—	—	3,900	$19.05	$25,428
Annual cash incentive (bonus)	—	$0	$143,325	$214,988	—	—	—	—

Todd A. Gipple
Stock options	1/27/06	—	—	—	—	2,500	$19.05	$16,300
	10/26/06	—	—	—	—	750	$17.60	$4,568
Annual cash incentive (bonus)	—	$0	$80,325	$120,488	—	—	—	—

Larry J. Helling
Stock options	1/27/06	—	—	—	—	2,350	$19.05	$15,428
Annual cash incentive (bonus)	—	$0	$80,000	$120,000	—	—	—	—

(1)	Represents estimated possible payouts under the annual cash incentive (bonus) plan. Actual payouts are shown in the Summary Compensation Table.

(2)	Represents actual stock options grants made under the stock incentive plan.

     The following table sets forth information on outstanding options held by the individuals named in the Summary Compensation Table at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option. Other than what is footnoted below, the options vest in five equal annual portions beginning one year from the date of grant. There were no stock awards held at December 31, 2006.
Outstanding Equity Awards

	Option Awards
			Equity incentive
	Number of		plan awards; Number
	securities	Number of	of securities
	underlying	securities	underlying
	unexercised options	underlying	unexercised	Option exercise
	(#)	unexercised options	unearned options	Price	Option expiration
Name	Exercisable	(#) Unexercisable	(#)	($)	date
(a)	(b)	(c)	(d)	(e)	(f)
Douglas M. Hultquist	1,000	4,000	—	$21.00	1/28/2015
	—	3,900 (1)	—	$19.05	1/27/2016

Michael A. Bauer	1,000	4,000	—	$21.00	1/28/2015
	—	3,900 (2)	—	$19.05	1/27/2016

Todd A. Gipple	11,250	—	—	$8.83	1/5/2010
	150	—	—	$10.75	6/30/2010
	2,250	—	—	$7.13	1/5/2011
	150	—	—	$6.90	6/29/2011
	1,800	450	—	$7.45	1/4/2012
	91	22	—	$9.87	6/28/2012
	1,350	900	—	$11.41	1/6/2013
	90	1,350	—	$18.67	1/5/2014
	300	1,200	—	$22.00	1/5/2015
	600	2,400	—	$21.00	1/28/2015
	—	2,500 (1)	—	$19.05	1/27/2016
	—	750	—	$17.60	10/26/2016

Larry J. Helling	10,800	—	—	$7.00	4/10/2011
	150	—	—	$6.90	6/29/2011
	400	1,600	—	$21.00	1/28/2015
		2,350 (1)	—	$19.05	1/27/2016

(1)	Options vest one year from date of grant.

(2)	Options vest in three equal annual portions beginning one year from date of grant.
     None of the individual’s named in the Summary Compensation Table exercised any stock options during the year ended December 31, 2006, therefore the “Option Exercises and Stock Vested” table has been omitted.

     The following table sets forth the present value of accumulated benefits payable to each of the individuals named in the Summary Compensation Table, including the number of years of service credited to each under the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding the Supplemental Retirement Plan can be found under the heading “Non-qualified Supplemental Executive Retirement Program” on page 19 of this proxy statement.
Pension Benefits

		Number of years	Present value of	Payments during
		credited service	accumulated benefit	last fiscal year
Name	Plan name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Douglas M. Hultquist	Supplemental Executive Retirement Plan	12	$255,424	—

Michael A. Bauer	Supplemental Executive Retirement Plan	12	$415,797	—

Todd A. Gipple	Supplemental Executive Retirement Plan	6	$78,567	—

Larry J. Helling	Supplemental Executive Retirement Plan	5	$93,764	—
     The following table sets forth information concerning our non-qualified deferred compensation agreements with each individual named in the Summary Compensation Table. The agreements are discussed in detail on page 20 of this proxy statement.
Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	contributions in	contributions in	earnings in	withdrawals/	Aggregate balance
	2006	2006	2006	distributions	at 12/31/06
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Douglas M. Hultquist	$15,000	$15,000	$23,796	—	$324,234

Michael A. Bauer	$15,000	$60,000 (1)	$28,836	—	$401,293

Todd A. Gipple	$10,000	$10,000	$7,548	—	$117,879

Larry J. Helling	$12,000	$12,000	$11,835	—	$165,825

(1)	The amended employment agreement signed on March 21, 2006 provided for a one-time contribution in the amount of $40,000, which is included in this amount.

Succession Plan
     In March 2006, Mr. Bauer indicated to our Executive Committee that he intends to retire in 2009 at age 60. The Executive Committee, Mr. Bauer and Mr. Hultquist worked together during the following months to design a succession plan. This succession plan addresses the ongoing needs of QCR Holdings and recognizes Mr. Bauer’s contribution to the organization. The Committee believes that the succession plan will further our interests by ensuring a smooth management transition, promoting the continued success and financial performance of QCR Holdings and outlining the continuing relationship with Mr. Bauer. On December 15, 2006, we issued a press release announcing that John H. Anderson will succeed Mr. Bauer as President and Chief Executive Officer of Quad City Bank & Trust at the time of our annual meeting in May of 2007. In the interim, Mr. Anderson has assumed the title of Executive Vice President. After Mr. Anderson becomes the President in May of 2007, Mr. Bauer will move into the role of Vice Chairman of both QCR Holdings and Quad City Bank & Trust and will continue to serve on the boards of both in addition to a number of the our other affiliated bank boards until his retirement in May of 2009. Mr. Bauer will gradually reduce his executive management duties with us over the next two years and continue to play a role beyond the May 2009 retirement date.
     As part of the succession plan, Mr. Bauer entered into amended agreements that reflect his employment relationship with us, as more fully described below. As part of our desire to recognize Mr. Bauer’s long-standing contribution and to reward his continued contribution during the transition period, the board of directors approved certain amendments to Mr. Bauer’s compensation arrangements to provide additional retirement benefits and additional performance-based bonus incentives based on the success of the overall transition. These arrangements are further described in the following sections of this Proxy Statement.
     Future arrangements contemplated under the succession plan include our plan to enter into a separate consulting agreement with Mr. Bauer that would take effect upon his retirement from the board of directors in May of 2009. The consulting agreement will provide for fees of up to $2,000 per month, based on customer retention formulas or other fee schedules set by the Executive Committee. Upon Mr. Bauer’s retirement from the board of directors of QCR Holdings, we plan to establish and fund a charitable foundation to be administered by Mr. Bauer for the benefit of the local community. Mr. Bauer may earn additional fees of $1,500 per month for services rendered on behalf of the foundation.
Terms of Mr. Douglas M. Hultquist’s Employment Agreement
     On January 1, 2004, we entered into an employment agreement with Mr. Hultquist. The agreement has a three-year term and in the absence of notice from either party to the contrary, the employment term extends for an additional one year on the anniversary of the agreement. Pursuant to the agreement, Mr. Hultquist will receive a minimum salary of $175,000. The agreement includes provisions for the increase of compensation on an annual basis, performance bonuses, membership in various local clubs, an automobile allowance and participation in our benefit plans. The agreement also provides term life insurance coverage of two times Mr. Hultquist’s base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides for severance compensation equal to one year of salary plus average annual bonus in the event Mr. Hultquist is terminated without cause and three times the sum of salary and average annual bonus if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control.

Terms of Mr. Michael A. Bauer’s Employment Agreement
     On March 21, 2006 and again on December 14, 2006, QCR Holdings entered into an amended and restated employment agreement with Mr. Bauer as part of our succession plan, as described on page 29 of this proxy statement. Both agreements have a term ending on the date of the 2009 annual meeting of stockholders. Consistent with QCR Holdings’ corporate succession plan, Mr. Bauer shall serve as President and Chief Executive Officer of Quad City Bank & Trust through May 2, 2007. Upon relinquishing the above titles with Quad City Bank & Trust, Mr. Bauer shall continue as an employee of QCR Holdings and shall become Vice Chairman of the board of directors of Quad City Bank & Trust and QCR Holdings, until otherwise provided by QCR Holdings board of directors. Pursuant to the agreement, Mr. Bauer will receive a salary of $220,500 through his retirement in May 2009. The agreement includes provisions for the possible increase of compensation on an annual basis, performance bonuses, membership in various local clubs, an automobile allowance and participation in our benefit plans. With respect to performance bonuses, the agreement specifically provides for an additional transition incentive bonus arrangement with an opportunity to earn up to $80,000 annually based on overall assistance with the transition contemplated by the succession plan. The payment of the transitional incentive bonus may be credited to Mr. Bauer’s deferred income account, with such election to defer made in accordance with applicable laws. The agreement also provides term life insurance coverage of two times Mr. Bauer’s base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides for severance compensation equal to one year of salary plus average annual bonus in the event Mr. Bauer is terminated without cause and a pro-rata share, as if his employment was not terminated, equal to three times the sum of salary plus average annual bonus if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control.
Terms of Mr. Todd A. Gipple’s Employment Agreement
     On January 1, 2004, we entered into an employment agreement with Mr. Gipple. Mr. Gipple’s employment agreement provides that Mr. Gipple is to receive a minimum salary of $140,500. The agreement includes a provision for the increase in compensation on an annual basis, performance bonuses, membership in a Quad Cities country club, a monthly automobile allowance and participation in our benefit plans. Mr. Gipple’s agreement also provides term life insurance coverage of two times the sum of his base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides that he is entitled to a payment equal to the sum of one-half of his then-current annual salary plus one-half of his average annual bonus if he is terminated without cause and two times the sum of his annual salary and average annual bonus if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control.
Terms of Mr. Larry J. Helling’s Employment Agreement
     On January 1, 2004, we entered into an employment agreement with Mr. Helling. Mr. Helling’s employment agreement provides that Mr. Helling is to receive a base annual salary of $167,000. The agreement includes a provision for the increase in compensation on an annual basis, performance bonuses, a monthly automobile allowance, membership in various country clubs and participation in our benefit plans. Mr. Helling’s agreement also provides term life insurance coverage of two times the sum of his base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides for a severance payment equal to six months of his salary in the event of a termination without cause and two times his annual salary in the event he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control. Additionally, Mr. Helling’s agreement allows him to participate in the Cedar Rapids Long-term Deferred Incentive Compensation Program (as described under the heading “Long-Term Deferred Incentive Compensation Program”). Under the agreement, Mr. Helling will be allocated a total of 40% of amounts paid pursuant to the incentive program.
Potential Payments Upon Termination or Change of Control
     The following table sets forth the potential payments payable to each of the individuals named in the Summary Compensation Table upon termination of employment, change in control, disability and death, assuming the events occurred on December 31, 2006.

				Termination Cause
		Termination		Or Voluntary	Change
Name	Benefit	Without Cause		Termination	In Control		Disability		Death
Douglas M.	Salary	$220,500		(1)	$661,500		$147,007	(2)	(3)
Hultquist	Bonus	$77,471		(1)	$232,414		$51,650		(3)
	Option acceleration	—		—	$48,190	(4)	—		—
	Health Insurance	$25,865	(5)	—	—		—		—
	Life Insurance	—		—	—		—		$595,943	(7)
	SERP acceleration	—		—	$137,468		—		—
	Tax gross up	—		—	$363,725	(8)	—		—

Michael A.	Salary	$220,500		(1)	$514,500		$147,007	(2)	(3)
Bauer	Bonus	$80,534		(1)	$187,913		$53,692		(3)
	Option acceleration	—		—	$48,190	(4)	—		—
	Health Insurance	$20,836	(6)	—	—		—		—
	Life Insurance	—		—	—		—		$602,068	(7)
	SERP acceleration	—		—	$41,344		—		—
	Tax gross up	—		—	—	(8)	—		—

Todd A.	Salary	$89,250		(1)	$357,000		$119,006	(2)	(3)
Gipple	Bonus	$24,798		(1)	$99,190		$33,065		(3)
	Option acceleration	—		—	$58,389	(4)	—		—
	Health Insurance	$25,865	(5)	—	—		—		—
	Life Insurance	—		—	—		—		$456,190	(7)
	SERP acceleration	—		—	$55,613		—		—
	Tax gross up	—		—	$214,566	(8)	—		—

Larry J.	Salary	$100,000		(1)	$400,000		$133,340	(2)	(3)
Helling	Bonus	—		(1)	—		$45,062		(3)
	Option acceleration	—		—	$24,095	(4)	—		—
	Health Insurance	$22,659	(5)	—	—		—		—
	Life Insurance	—		—	—		—		$490,124	(7)
	SERP acceleration	—		—	$52,092		—		—
	Tax gross up	—		—	—	(8)	—		—

(1)	In the event the NEO is terminated for cause or voluntarily terminates his employment, QCR Holdings would pay his accrued and unpaid salary, and any accrued and unpaid personal days and would have no further obligations to the NEO. “Cause” is defined in each NEOs employment agreement.

(2)	In the event of each of the NEOs disability during the employment term, payments based upon his then current annual salary and the average annual bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of disability, after which time the NEOs employment shall terminate. Payments made in the event of the NEOs disability shall be equal to 66-2/3% of his salary and the average annual bonus, less any amounts received under his short or long-term disability programs, as applicable. The above amounts do not reflect the offset of disability insurance benefits.

(3)	In the event of each of the NEOs death during the employment term, the NEO shall be paid his accrued and unpaid salary, and his earned annual bonus for the year in which he died prorated on a per diem basis through the date of death.

(4)	In the event of a change of control, all outstanding options shall become immediately and fully vested, exercisable and unrestricted. This represents the aggregate fair value of option awards unexercisable at December 31, 2006, computed in accordance with FAS 123(R).

(5)	Health insurance coverage comparable to the coverage in effect immediately prior to termination would continue for a period of three years.

(6)	Health insurance coverage comparable to the coverage in effect immediately prior to termination would continue until May 2009.

(7)	A death benefit equal to two times the sum of the NEOs then current annual salary and the average annual bonus would be paid to his beneficiary as of the date of death.

(8)	Upon a change in control of QCR Holdings, the NEO may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. We have agreed to reimburse each NEO for all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The calculation of the 4999 gross-up amount in the above tables is based upon a 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and, for Mr. Hultquist, a 3% state income tax rate and for Mr. Gipple, a 6% state tax income tax rate. Based on the amounts shown in the “Change-in-Control” column, Messrs. Bauer and Helling would not have an excise tax liability.
Compensation Committee Interlocks and Insider Participation
     During 2006, the Executive Committee, which sets the salaries and compensation for our executive officers, was comprised solely of independent directors: Messrs. Baird, Brownson, Kilmer, Lawson, Peterson, Rife and Royer. The Compensation and Benefits Committee, which sets the salaries and compensation of all employees who are not executive officers, consisted of Messrs. Bauer, Hultquist, Gipple, Helling, Lawson and Harris, Ms. Bawden and Whiteside. Messrs. Bauer, Hultquist, Gipple and Helling are executives officers and do not participate in any decisions involving their own compensation.
DIRECTOR COMPENSATION
     QCR Holdings uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties as well as the skill-level required of members of the Board.
Cash Compensation Paid to Board Members
     Members of the board who are not employees of QCR Holdings are entitled to receive an annual cash retainer and an attendance fee of scheduled Board and Committee meetings. Pursuant to the QCR Holdings, Inc. 1997 Deferred Income Plan, a director may elect to defer the fees and cash compensation payable by us for the director’s service until either the termination of such director’s service on the board or the age specified in the director’s deferral election. During 2006, all but three directors deferred 100% of his or her director fees pursuant to the plan, and the total expense for the deferred fees with respect to all participating directors was $298,317 for 2006. Directors who are employees of QCR Holdings receive no compensation for their service as directors. The following table shows the director fees approved for 2007 and the fees paid for 2006 for QCR Holdings and our other affiliated boards.

	2007	2006
QCR Holdings
Quarterly Retainer	$2,500	$2,500
Additional Quarterly Retainer
— Board Chairman	2,000	—
— Audit Committee Chairman	1,500	1,500
— Executive Committee Chairman	—	1,500
— Compensation and Benefits Committee Chairman	500	250
— Technology Committee Chairman	500	250
Attendance at Board Meeting	200	200
Attendance at Audit Committee Meeting	500	400
Attendance at all other Committee Meetings	300	300
Quad City Bank & Trust (1)
Quarterly Retainer	1,440	1,600
Additional Quarterly Retainer
— Board Chairman	900	—
— Loan Committee Chairman	450	500
— Trust Committee Chairman	225	250
— Asset/Liability Management Committee Chairman	225	250
— Board Affairs Committee Chairman	—	250
Attendance at Board Meeting	90	100
Attendance at Committee Meeting	225	250
Cedar Rapids Bank & Trust
Quarterly Retainer	1,600	1,600
Additional Quarterly Retainer
— Board Chairman	1,000	—
— Loan Committee Chairman	500	500
— Trust Committee Chairman	250	250
— Asset/Liability Management Committee Chairman	250	250
Attendance at Board Meeting	100	100
Attendance at Committee Meeting	250	250
Rockford Bank & Trust
Attendance at Board Meeting	500	500
Quarterly Retainer
— Loan Committee Chairman	500	500
— Trust Committee Chairman	250	—
— Asset/Liability Management Committee Chairman	250	250
Attendance at Committee Meeting	250	250
First Wisconsin Bank & Trust
Attendance at Board Meeting	500	—
Quarterly Retainer
— Loan Committee Chairman	500	—
— Asset/Liability Management Committee Chairman	250	—
Attendance at Committee Meeting	250	—
Quad City Bancard, Inc.
Attendance at Board Meeting	300	300
M2 Lease Funds, LLC
Attendance at Board Meeting	500	500

(1)	The directors of Quad City Bank & Trust voluntarily reduced their 2007 fees by 10% based on financial performance in 2006.

Stock Options
     In January 2006, each current non-employee director received a grant of 300 options at the fair market price of QCR Holdings’ stock on the date of the grant, or $18.38. In March 2006, director Brownson received a grant of 2,350 options, and director Kilmer received a grant of 500 options, for their additional work associated with the succession planning for Mr. Bauer. They were granted at the fair market price of QCR Holdings’ stock on the grant date, or $18.48. Until an option is exercised, shares subject to options cannot be voted nor are they eligible to receive dividends. The options have a 10-year life and will vest in five equal annual portions beginning one year from the date of grant.
     The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our directors during the fiscal year ended 2006.
Summary Compensation Table — Directors

	Fees earned or	Stock	Option	All other
	paid in cash	awards	awards	compensation	Total
Name	($)(1)	($)	($)(2) (3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Patrick S. Baird	$22,300	—	$2,628	—	$24,928
James J. Brownson	$34,300	—	$13,502	—	$47,802
Mark C. Kilmer	$26,450	—	$2,765	—	$29,215
John K. Lawson	$30,200	—	$2,700	—	$32,900
Ronald G. Peterson	$25,350	—	$2,767	—	$28,117
John A. Rife	$16,783	—	$1,308	—	$18,091

(1)	Directors may elect to defer the receipt of all or part of their fees and retainers.

(2)	The value shown is what is included in our financial statements per FAS 123(R) and covers all amounts expensed in 2006 for all options granted to that director, whether or not the options were granted in 2006. See our Annual Report for the year ended December 31, 2006 for a complete description of the FAS 123(R) valuation. The actual number of awards granted is shown in the “Grants of Plan Based Awards” table included in this filing.

(3)	The aggregate number of common shares subject to options outstanding at year end for each director is disclosed in the Security Ownership of Certain Beneficial Owners on page 35 and 36.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding our common stock beneficially owned on December 31, 2006, by each director, by each executive officer named in the summary compensation table, by persons who are the beneficial owners of more than 5% of our common stock and by all directors and executive officers of QCR Holdings as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of December 31, 2006.

Name of Individual and	Amount and Nature of		Percent
Number of Persons in Group	Beneficial Ownership(1)		of Class

Directors and Nominees
Patrick S. Baird	39,574	(2)	*
Michael A. Bauer	52,670	(3)	1.2%
James J. Brownson	37,488	(4)	*
Larry J. Helling	48,724	(5)	1.1%
Douglas M. Hultquist	60,466	(6)	1.3%
Mark C. Kilmer	35,397	(7)	*
John K. Lawson	16,148	(8)	*
Charles M. Peters	12,888	(9)	*
Ronald G. Peterson	16,683	(10)	*
John A. Rife	7,620	(11)	*
Other Named Executive Officer
Todd A. Gipple	48,724	(12)	1.1%
5% Stockholder
Banc Funds**	373,553	(13)	8.2%
Tontine***	251,494	(14)	5.5%
All directors and executive officers as a group (20 persons)	464,067	(15)	10.1%

*	Less than 1%.

**	The Banc Funds, 200 South LaSalle Street, Suite 1680, Chicago, Illinois 60604

***	Tontine Financial Partners, L.P., 55 Railroad Avenue, Greenwich, Connecticut 06830

(1)	Amounts reported include shares held directly, including certain shares subject to options, as well as shares held in retirement accounts, by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and sole investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

(2)	Includes 720 shares subject to options which are presently exercisable and over which Mr. Baird has no voting and sole investment power. Also includes 34,634 shares held jointly by Mr. Baird and his spouse and 4,220 shares held in a trust, over which he has shared voting and investment power. Excludes 1,380 option shares not presently exercisable.

(3)	Includes 1,000 shares subject to options which are presently exercisable and over which Mr. Bauer has no voting and sole investment power. Includes 10,181 shares held jointly by Mr. Bauer and his spouse, includes 1,704 shares held by Mr. Bauer’s children, 6,862 shares held in an IRA account, 8,699 shares held in a trust, 7,292 shares held in the 401(k) Plan and 18 shares held by his spouse, all of which he has shared voting and investment power. Excludes 7,900 option shares not presently exercisable.

(4)	Includes 4,461 shares subject to options which are presently exercisable and over which Mr. Brownson has no voting and sole investment power. Also includes 3,690 shares held jointly by Mr. Brownson and his spouse, 2,025 shares held by his spouse, 10,617 shares held in a trust, and 16,695 shares held in an IRA account, all of which he has shared voting and investment power. Excludes 6,789 option shares not presently exercisable.

(5)	Includes 11,350 shares subject to options which are presently exercisable and over which shares Mr. Helling has no voting and sole investment power. Also includes 32,250 shares held in an IRA account, 3,992 shares held in a trust and 2,997 shares held in the 401(k) Plan, all of which he has shared voting and investment power. Excludes 3,950 option shares not presently exercisable.

(6)	Includes 1,000 shares subject to options which are presently exercisable and over which Mr. Hultquist has no voting and sole investment power. Includes 9,337 shares held by his spouse or for the benefit of his children, 4,050 shares held in an IRA account, 23,244 shares held in a trust and 6,674 shares in the 401(k) Plan, all of which Mr. Hultquist has shared voting and investment power. Excludes 7,900 option shares not presently exercisable.

(7)	Includes 1,065 shares subject to options which are presently exercisable and over which Mr. Kilmer has no voting and sole investment power. Also includes 7,634 shares held by his spouse or children, 7,123 shares held in a trust and 3,375 shares held in an IRA account, all of which he has shared voting and investment power. Excludes 1,760 option shares not presently exercisable.

(8)	Includes 1,590 shares subject to options which are presently exercisable and over which Mr. Lawson has no voting and sole investment power. Also includes 9,345 shares held in trust, over which shares he has shared voting and investment power. Excludes 1,410 option shares not presently exercisable.

(9)	Includes 260 shares subject to options which he has shared voting and investment power. Also includes 10,500 shares held in an IRA account, 2,028 held in a trust, all of which he has shared voting and investment power. Excludes 690 option shares not presented exercisable.

(10)	Includes 2,460 shares subject to options which are presently exercisable and over which Mr. Peterson has no voting and sole investment power. Also includes 10,848 shares held in a trust, over which shares he has shared voting and investment power. Excludes 1,440 option shares not presently exercisable.

(11)	Includes 360 shares subject to options which are presently exercisable and over which Mr. Rife has no voting and sole investment power. Also includes 4,619 shares held jointly by Mr. Rife and his spouse and 2,641 shares held in a trust, over which he has shared voting and investment power. Excludes 690 option shares not presently exercisable.

(12)	Includes 18,841 shares subject to options which are presently exercisable and over which Mr. Gipple has no voting and sole investment power. Also includes 14,722 shares held in an IRA account, 2,800 shares held by his children and spouse, 2,085 shares held in the 401(k) Plan, and 638 shares held in a trust, over which he has shared voting and investment power. Excludes 9,572 option shares not presently exercisable.

(13)	Includes shares held by Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P. as reported in a Schedule 13G/A filed on February 12, 2007.

(14)	Includes shares held by Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell, as reported in a Schedule 13G/A filed on February 2, 2007.

(15)	Excludes 47,111 option shares not presently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of common stock are traded. These persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2006, we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2006.
TRANSACTIONS WITH MANAGEMENT AND DIRECTORS
     Our directors and officers and their associates were customers of and had transactions with QCR Holdings and our subsidiaries during 2006. Additional transactions are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. All such loans are approved by the subsidiary banks’ board of directors in accordance with the bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between us and a director to ensure that such transactions do not affect a director’s independence.
AUDIT COMMITTEE REPORT
     The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by QCR Holdings shall not be deemed to include the following report and related information unless such report is specifically stated to be incorporated by reference into such document.
     The Audit Committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors.
     The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2006 with our management and McGladrey & Pullen, LLP, our independent registered public accounting firm, including their attestation report on management’s assessment of the effectiveness of the internal control over financial reporting. The committee has also discussed with McGladrey & Pullen, LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and McGladrey & Pullen, LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the year ending December 31, 2006 for filing with the Securities and Exchange Commission.
Audit Committee:

Patrick S. Baird	Mark C. Kilmer
James J. Brownson	John K. Lawson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Representatives of McGladrey & Pullen, LLP, our independent registered public accounting firm, are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     Following is a summary of fees for professional services by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP).
Accountant Fees
     During the period covering the fiscal years ended December 31, 2006 and 2005, McGladrey & Pullen, LLP and RSM McGladrey, Inc. performed the following professional services:

	2006	2005

Audit Fees (1)	$271,222	$220,583
Audit related fees (2)	6,066	36,596
Tax fees (3)	113	—

(1)	Audit fees consist of fees for professional services rendered for the audit of QCR Holdings financial statements, the audit of QCR Holdings internal control over financial reporting, review of financial statements included in QCR Holdings quarterly reports, and review and assistance with review of other SEC filings.

(2)	Audit related fees are principally for research and consultations concerning financial accounting and internal control reporting matters, student loan audit for Quad City Bank & Trust, and agreed-upon procedures for 2005.

(3)	Tax fees consist of sales tax consulting fees.
Audit Committee Approval Policy
     Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee’s policy is to approve, on a case-by-case basis, all audit and permissible non-audit services provided by any audit, tax consulting or general business consulting firm. The Audit Committee does have a policy of pre-approving any of these services.

REPORT ON FORM 10-K
     We will furnish without charge to each person whose proxy is solicited, and to each person representing that he or she is a beneficial owner of our common stock as of the record date for the meeting, upon written request, copies of our annual report on Form 10-K as filed with the Securities and Exchange Commission, together with the financial statements and schedules thereto. Such written request should be sent to Ms. Shellee R. Showalter, QCR Holdings, Inc., 3551 — 7th Street, Suite 204, Moline, Illinois 61265.
By order of the Board of Directors

James J. Brownson	Douglas M. Hultquist
Chairman of the Board	President
Moline, Illinois
March 21, 2007
ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

Annual Meeting of ShareholdersMay 2, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Please complete, date, sign and mail the detached proxy card in the enclosed postage-prepaid envelope. PROXY VOTING You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone. See the reverse side of this sheet for instructions. IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF THIS PROXY, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO: Illinois Stock Transfer Co. 209 West Jackson Boulevard, Suite 903 Chicago, Illinois 60606 DETACH PROXY CARD HERE DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD QCR HOLDINGS, INC. - This Proxy is Solicited by the Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1. VOTER CONTROL NUMBER ABOVE NAME HERE If you plan to personally attend the Annual Meeting of Stockholders, please check the box below and list the names of attendees on the reverse side. COMMON Signature Return this stub in the enclosed envelope with your completed proxy card. Signature Date , 2007 I/We do plan to attend Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. the 2007 meeting. PLEASE COMPLETE BOTH SIDES, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided. Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps: 1. Read the accompanying Proxy Statement. 2. Visit our Internet voting Site at http://www.illinoisstocktransfer.com, click on the heading “Internet Voting” and follow the instructions on the screen. 3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card. Please note that all votes cast by Internet must be completed and submitted prior to Monday, April 30, 2007 at midnight Central Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail Your telephone vote is quick, confidential and immediate. Just follow these easy steps: 1. Read the accompanying Proxy Statement. 2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions. 3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below. Please note that all votes cast by telephone must be completed and submitted prior to Monday, April 30, 2007 at midnight Central Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail NAMES OF PERSONS PLANNING QCR HOLDINGS, INC. PROXY COMMON TO ATTEND THE 2007 MEETING Proxy is Solicited By the Board of Directors For the Annual Meeting of Stockholders — May 2, 2007 The undersigned hereby appoints Michael A. Bauer, James J. Brownson and Douglas M. Hultquist, or any of them acting in the absence of the others, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the annual meeting of stockholders of QCR Holdings, Inc., to be held at The MARK of the Quad Cities, 1201 River Drive, Moline, Illinois, on Wednesday, May 2, 2007, at 10:00 a.m., local time, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting. The Board of Directors recommends a vote “FOR”: 1. The election of the following Directors: 01 Larry J. Helling 02 Douglas M. Hultquist 03 Mark C. Kilmer 04 Charles M. Peters INSTRUCTION: To vote for nominee(s) above, check box “FOR” below; to withhold authority to vote for any individual nominee(s), check box “WITHHOLD” below and list name(s) below. FOR WITHHOLD